Exhibit 99.1

For Immediate Release	Contact: Frank Paci
April 9, 2008	(919) 774-6700

THE PANTRY COMMENTS ON PRELIMINARY SECOND QUARTER RESULTS

Schedules Conference Call for 11 A.M. Today

Sanford, North Carolina, April 9, 2008 - The Pantry, Inc. (NASDAQ: PTRY), the leading independently operated convenience store chain in the southeastern U.S., today commented on preliminary financial results for its second fiscal quarter ended March 27, 2008.

Comparable store merchandise sales and retail gasoline gallons sold for the second quarter were down approximately 3.4% from the corresponding period a year ago. The merchandise gross margin was slightly above full-year expectations of 37%, and store operating and general and administrative expenses were consistent with the low end of the previous full-year guidance range of $615 million to $630 million.

The retail gasoline gross margin for the quarter was below the Company’s full-year guidance, at approximately 9 cents per gallon versus 11.5 cents per gallon last year. The Company’s gas margin benefited from increased ethanol blending in approximately a third of its stores, but was adversely impacted by rising oil costs, increasing credit card fees and a 1.6 cents per gallon or $0.23 per share charge related to realized and mark-to-market losses on hedging positions. Overall, the Company expects to report a loss for the quarter, which historically represents its seasonal low of the year, of between ($0.24) and ($0.30) per share.

In the second quarter, the Company established hedging positions on approximately 3% of its annual gasoline volume to partially offset the expected impact on retail gasoline margin from the seasonal expansion of refining margin that typically occurs in the April through August timeframe. Since this program was established, refining margin futures have decreased due to an unusual change in the relative pricing of crude oil futures and gasoline futures leading to losses on the initial positions taken by the Company. The Company has no plans to expand this program in fiscal 2008 and has taken steps to reduce its exposure to losses in the event of further decreases in refining margin, while retaining the opportunity to gain from its current positions.

“Merchandise and gasoline volumes for the second quarter were clearly affected by high gasoline prices and soft consumer spending across our market areas,” said Peter J. Sodini, Chairman and Chief Executive Officer of The Pantry. “While we were pleased with our merchandise margin and continued progress in controlling expenses, we are disappointed with our gasoline gross margin and the initial losses in our hedging positions. Given a return to historical gasoline and oil market fundamentals, we believe these positions should contribute positively to our gas margin in the second half of the year. As a result of the weaker than expected results, we are trimming our net capital spending target for fiscal 2008 by $20 million to $110 million.”

Reflecting the shortfall in gas margins for the first half of fiscal 2008, higher credit card fees and continued uncertainty in the level of crude oil pricing, the Company now expects its retail gasoline margin for the full fiscal year to be between 10 and 12 cents per gallon, below its previous expectation of 11 to 13 cents per gallon. In addition, the Company is now expecting both merchandise and gasoline comparable sales to be somewhat weaker with low single digit declines for the full year but still within the previous expected ranges of $1.6 to $1.7 billion in merchandise sales and 2.1 to 2.2 billion gas gallons.

The Company will host a conference call this morning, at 11:00 a.m. Eastern Time, to discuss its preliminary second quarter results. The conference call will be broadcast live over the Internet and will be accessible at www.thepantry.com or www.companyboardroom.com. A replay will be available at these sites until April 23, 2008.

About The Pantry

Headquartered in Sanford, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, with revenues for fiscal 2007 of approximately $6.9 billion. As of March 27, 2008, the Company operated 1,643 stores in eleven states under select banners, including Kangaroo Express(SM), its primary operating banner. The

Pantry's stores offer a broad selection of merchandise, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Statements made by the Company in this press release relating to future plans, events, or financial performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company's current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation: the ability of the Company to take advantage of expected synergies in connection with acquisitions; the actual operating results of stores acquired; the ability of the Company to integrate acquisitions into its operations; fluctuations in domestic and global petroleum and gasoline markets; realizing expected benefits from our fuel supply agreements; changes in the competitive landscape of the convenience store industry, including gasoline stations and other non-traditional retailers located in the Company's markets; the effect of national and regional economic conditions on the convenience store industry and the Company’s markets; the effect of regional weather conditions on customer traffic; financial difficulties of suppliers, including the Company’s principal suppliers of gas and merchandise, and their ability to continue to supply its stores; whether our hedging positions will be successful in offsetting the impact of seasonal expansion of refining margin; environmental risks associated with selling petroleum products; governmental regulations, including those regulating the environment; and acts of war or terrorist activity. These and other risk factors are discussed in the Company's Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company's estimates and plans as of April 9, 2008. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

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